                                                                    EXHIBIT 1(k)

                  FOURTEENTH AMENDMENT DATED SEPTEMBER 18, 2002

            TO JANUS ASPEN SERIES TRUST INSTRUMENT DATED MAY 19, 1993



Pursuant to authority granted by the Trustees, the Trust Instrument is amended as follows:

         Article II, Section 6, is deleted in its entirety and replaced with the following:

                  Section 6. Chairman. The Trustees shall appoint one of their number to be Chairman of the Trustees. The Chairman shall preside at all meetings of the Trustees and Shareholders and shall have such other duties as may be assigned to the Chairman by the Trustees from time to time.